                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [ ] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                       Chicago Bridge & Iron Company N.V.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

PRELIMINARY PROXY STATEMENT

                       CHICAGO BRIDGE & IRON COMPANY N.V.
                                POLARISAVENUE 31
                       2132 JH HOOFDDORP, THE NETHERLANDS

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 8, 2003

To the Shareholders of:
CHICAGO BRIDGE & IRON COMPANY N.V.

     You are hereby notified that the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. will be held at Amstel Inter-Continental Hotel Amsterdam, Prof. Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 P.M., local time, on Thursday, May 8, 2003, for the following purposes:

          1. To appoint Gerald M. Glenn, Vincent L. Kontny, Ben A. Guill and L. Richard Flury as members of the Supervisory Board to serve until the Annual General Meeting of Shareholders in 2006, and until their successors shall have been duly appointed;

          2. To authorize the preparation of the annual accounts and the annual report in the English language and to adopt the Dutch Statutory Annual Accounts of the Company for the fiscal year ended December 31, 2002;

          3. To discharge the members of the Management Board and the Supervisory Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2002;

          4. To approve the distribution from profits for the year ended December 31, 2002 in the amount of US$0.24 per share previously paid as interim distributions;

          5. To approve the previously paid stock split in the form of a stock dividend distributed February 10, 2003.

          6. To approve the extension of the authority of the Management Board to repurchase up to 30% of the issued share capital of the Company until November 8, 2004;

          7. To cancel shares to be acquired by the Company in its own share capital;

          8. To determine the compensation of the Supervisory Directors who are not employees;

          9. To approve the extension of the authority of the Supervisory Board to issue and/or grant rights (including options to subscribe) on shares of the Company until May 8, 2008;

          10. To approve the extension of the authority of the Supervisory Board to limit or exclude the preemptive rights of the shareholders of the Company until May 8, 2008; and

          11. To approve the appointment of Deloitte & Touche as the Company's independent public accountants for the fiscal year ending December 31, 2003.

     This notification is subject to the convocation for the meeting and the meeting's official agenda as they will appear or be available under Dutch law.

     Copies of the Dutch Statutory Annual Accounts, the annual report of the Management Board and the list of nominees for the Supervisory Board can be obtained free of charge by shareholders and other persons entitled to attend general meetings of shareholders of the Company at the offices of the Company at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands; and at the Bank of New York, 620 Avenue of the Americas, New York, New York 10011 from the date hereof until the close of the Annual Meeting.

     Holders of registered shares of record at the close of business on April 1, 2003, are entitled to receive notice of and to vote at the Annual Meeting. Shareholders must give notice to the Management Board of their intention to attend the Annual Meeting in writing prior to May 2, 2003. The stock transfer books will not be closed. Admittance of shareholders and acceptance of written voting proxies shall be under Dutch law.

     REGISTERED SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                                                     ROBERT H. WOLFE
                                                        Secretary

April   , 2003

                       CHICAGO BRIDGE & IRON COMPANY N.V.

                                PROXY STATEMENT

     This proxy statement, which is first being mailed to holders of registered
shares on or about April   , 2003, is furnished in connection with the
solicitation of proxies on behalf of the Supervisory Board of Chicago Bridge & Iron Company N.V. ("we", "CB&I" or the "Company"), who ask you to complete, sign, date and mail the enclosed proxy for use at the Annual General Meeting of Shareholders to be held May 8, 2003, 2:00 P.M. local time (the "Annual Meeting"), for the purposes set forth in the foregoing notice.

     Each share entitles the holder thereof to one vote on each matter submitted to a vote at the meeting. All shares represented by proxies duly executed and received by us within the time indicated on the enclosed proxy (the "Voter Deadline"), will be voted at the meeting in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for Messrs. Glenn, Kontny, Flury and Guill for Supervisory Directors and for all proposals described in this Proxy Statement.

     A shareholder may revoke a proxy by submitting a document revoking it or by submitting a duly executed proxy bearing a later date prior to the Voter Deadline, or by attending the meeting and voting in person, with regard to which attending in person the requirements below apply.

     Only holders of record of the           registered shares of our share
capital, par value Euro 0.01 (the "Common Stock" or "shares"), issued at the close of business on April 1, 2003, are entitled to notice of and to vote at the meeting. Shareholders must give notice in writing to the Management Board of their intention to attend the Annual Meeting prior to May 2, 2003.

     Although there is no quorum requirement under Dutch law, abstentions, directions to withhold authority to vote for a Supervisory Director nominee or to withhold authority to vote for all Supervisory Director nominees and "broker non-votes" (where a named entity holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such named entity does not possess or choose to exercise its discretionary authority with respect thereto) will be considered present at the meeting but will not be counted to determine the total number of votes cast.

     We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or telefax, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of our shares.

     This proxy statement is subject to the convocation for the Annual Meeting and the Annual Meeting's official agenda as they will appear or be available under Dutch law. Admittance of shareholders and acceptance of written voting proxies shall be under Dutch law.

                                     ITEM 1

                            APPOINTMENT OF DIRECTORS

     The general affairs and business of the Company and the Management Board are supervised by the Board of Supervisory Directors (the "Supervisory Board"), the members of which are appointed by the general meeting of shareholders. Our Articles of Association (the "Articles of Association") provide for at least 6 and no more than 12 Supervisory Directors to serve on the Supervisory Board. The Supervisory Board has determined to increase its size from 9 members to 10 members effective at the time of the Annual Meeting. Under the law of The Netherlands, a Supervisory Director cannot be a member of the Management Board of the Company. The general meeting of shareholders appointed Chicago Bridge & Iron Company B.V. as the sole member of the Management Board.

     Members of the Supervisory Board are appointed to serve three-year terms, with approximately one-third of such members' terms expiring each year. Members of the Supervisory Board must retire no later than at the general meeting of shareholders held after a period of three years following their appointment, but may be re-elected. A member of the Supervisory Board must resign effective the date of the annual general meeting of shareholders in the year in which the director attains the age of 72. Pursuant to the Articles of Association, members of the Supervisory Board may be suspended or dismissed by the general meeting of shareholders. The Supervisory Board may make a proposal to the general meeting of shareholders for the suspension or dismissal of one or more of its members. If such proposal is made by the Supervisory Board, a simple majority vote of the shareholders is required to effect a suspension or dismissal. If no such proposal is made, the general meeting of shareholders by vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company (a "Two-thirds Majority of Quorum") is required to effect a suspension or dismissal. The members of the Supervisory Board may receive such compensation as may be determined by the general meeting.

     As permitted under Dutch law and the Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. A nomination by the Supervisory Board is binding on the shareholders unless overridden by a Two-thirds Majority of Quorum.

     Four Supervisory Directors are to be appointed who will serve until the Annual Meeting in 2006. For one position, the Supervisory Board has proposed the election of Gerald M. Glenn or Timothy J. Moran. For the second position, the Supervisory Board has proposed the election of Vincent L. Kontny or Samuel C. Leventry. For the third position, the Supervisory Board has proposed the election of L. Richard Flury or David P. Bordages. For the fourth position, the Supervisory Board, pursuant to the First Reserve Shareholder Agreement (as hereinafter defined), has proposed the election of Ben A. Guill or Thomas R. Denison. Messrs. Glenn, Kontny and Guill are presently members of the Supervisory Board. Mr. Flury has been a consultant to the Supervisory Board since May, 2002.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF MESSRS. GLENN, KONTNY, FLURY AND GUILL.

     Certain information with respect to the nominees for Supervisory Director and the six Supervisory Directors whose terms do not expire this year is as follows:

THE FOLLOWING NOMINATIONS ARE MADE FOR THREE-YEAR TERMS EXPIRING IN 2006

  FIRST POSITION

  First Nominee

     Gerald M. Glenn, 60, has served as Chairman of the Supervisory Board of the Company since April, 1997. He has been President and Chief Executive Officer of Chicago Bridge & Iron Company since May, 1996 and has been a Managing Director of Chicago Bridge & Iron Company B.V. since March, 1997. Since April, 1994, Mr. Glenn has been a principal in the Glenn Group LLC. From November, 1986 to April, 1994, he served as Group President-Fluor Daniel, Inc. Mr. Glenn is a member of the Supervisory Board's Nominating Committee.

  Second Nominee

     Timothy J. Moran, 47, has served as Vice President and Treasurer of Chicago Bridge & Iron Company since August, 2000. Prior to that, Mr. Moran was Vice President-Area Director of Finance, Eastern Hemisphere from July, 1997 to July, 2000 and Area Director-Finance-Eastern Hemisphere from August, 1995 to June, 1997. Mr. Moran has been employed by Chicago Bridge & Iron Company in various finance and accounting positions for more than 20 years.

  SECOND POSITION

  First Nominee

     Vincent L. Kontny, 65, has served as a Supervisory Director of the Company since April, 1997. He recently retired as Chief Operating Officer of Washington Group International (serving in such position since

April, 2000), which filed a petition under Chapter 11 of the U.S. Bankruptcy Code on May 14, 2001. Since 1992 he has been the owner and CEO of the Double Shoe Cattle Company. Mr. Kontny was President and Chief Operating Officer of Fluor Corporation from 1990 until September, 1994. Mr. Kontny is Chairman of the Supervisory Board's Organization and Compensation Committee and is a member of the Audit Committee and Corporate Governance Committee.

  Second Nominee

     Samuel C. Leventry, 53, has served as Vice President-Technology Services of Chicago Bridge & Iron Company since January, 2001. Prior to that, he was Vice President-Engineering from April, 1997 to January, 2001, Product Manager-Pressure Vessels and Spheres from April, 1995 to April, 1997 and Product Engineering Manager-Special Plate Structures for Chicago Bridge & Iron Company. Mr. Leventry has been employed by Chicago Bridge & Iron Company for over 32 years in various engineering positions.

  THIRD POSITION

  First Nominee

     L. Richard Flury, 55, has served as a consultant to the Supervisory Board since May, 2002. He retired from his position as Chief Executive, Gas and Power for BP plc on December 31, 2001, which position he had held since June, 1999. Prior to the integration of Amoco and BP, which was announced in August, 1998, he served as Executive Vice President of Amoco Corporation with chief executive responsibilities for the Exploration and Production sector from January, 1996 to December, 1998. He also served in various other executive capacities with Amoco since 1988. He is a director of the Questar Corporation.

  Second Nominee

     David P. Bordages, 52, has served as Vice President-Human Resources and Administration of Chicago Bridge & Iron Company since February 25, 2002. Mr. Bordages was Vice President-Human Resources of the Fluor Corporation from April, 1989 through February, 2002.

  FOURTH POSITION

  First Nominee

     Ben A. Guill, 52, has served as a Supervisory Director of the Company since January, 2001. He is the President of First Reserve Corporation, a Connecticut-based private equity investment firm, where he has served since September, 1998. First Reserve Fund VIII, L.P. is managed by First Reserve Corporation. Prior to joining First Reserve Corporation, Mr. Guill was a Partner and Managing Director of Simmons & Company International, an investment banking firm located in Houston, Texas which focuses on the energy industry. Mr. Guill had been with Simmons & Company since 1980. He is member of the board of directors of National-Oilwell, Inc., Superior Energy Services, Inc., Destiny Resources Services Corp., Dresser, Inc., T3 Energy Services Inc., Transmontaigne Inc., and Quanta Services, Inc. Mr. Guill received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from the Wharton Graduate School of Business at the University of Pennsylvania. He is a member of the Supervisory Board's Audit Committee and Corporate Governance Committee.

  Second Nominee

     Thomas R. Denison, 42, is a Managing Director and General Counsel of First Reserve Corporation, a Connecticut-based equity investment firm, where he has served since January, 1998. First Reserve Fund VIII, L.P. is managed by First Reserve Corporation. He was a partner in the international law firm of Gibson, Dunn & Crutcher LLP from January, 1995 to December, 1997. Mr. Denison received a B.S. degree in Business Administration from the University of Denver and a J.D. from the University of Virginia. He currently serves on the Board of Directors of T3 Energy Services, Inc., a Houston, Texas based manufacturing company.

SUPERVISORY DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 2005

     J. Charles Jennett, 62, has served as a Supervisory Director of the Company since April, 1997. Dr. Jennett is a private engineering consultant. He served as President of Texas A&M International University from 1996 to 2001, when he became President Emeritus. He was Provost and Vice President of Academic Affairs at Clemson University from 1992 through 1996. Dr. Jennett is a member of the Supervisory Board's Nominating Committee, Organization and Compensation Committee and Corporate Governance Committee.

     Gary L. Neale, 63, has served as a Supervisory Director of the Company since April, 1997. He is currently President, CEO and Chairman of the Board of NiSource, Inc., whose primary business is the distribution of electricity and gas through utility companies. Mr. Neale has served as a director of NiSource, Inc. since 1991, a director of Northern Indiana Public Service Company since 1989 and a director of Modine Manufacturing Company (heat transfer products) since 1977. Mr. Neale is Chairman of the Supervisory Board's Corporate Governance Committee and a member of the Organization and Compensation Committee.

     Marsha C. Williams, 51, has served as a Supervisory Director of the Company since April, 1997. Since August, 2002, she has served as Executive Vice President and Chief Financial Officer of Equities Office Properties Trust, a public real estate investment trust that is an owner and manager of office buildings. From May, 1998, to August, 2002, she served as Chief Administrative Officer of Crate & Barrel, a specialty retail company. Prior to that, she served as Vice President and Treasurer of Amoco Corporation from December, 1997 to May, 1998, and Treasurer from 1993 to 1997. Ms. Williams is a director of Selected Funds, Davis Funds and Modine Manufacturing Company (heat transfer products). Ms. Williams is Chairman of the Supervisory Board's Audit Committee and a member of Corporate Governance Committee.

SUPERVISORY DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 2004

     Jerry H. Ballengee, 65, has served as a Supervisory Director of the Company since April, 1997. Since October, 2001 he has served as Chairman of the Board of Morris Material Handling Company (MMH). Mr. Ballengee served as President and Chief Operating Officer of Union Camp Corporation from July, 1994 to May, 1999 and served in various other executive capacities and as a member of the Board of Directors of Union Camp Corporation from 1988 until 1999 when the company was acquired by International Paper Company. He is Chairman of the Supervisory Board's Nominating Committee and a member of the Corporate Governance Committee and Audit Committee.

     Anthony P. Banham, 59, is Vice Chairman of Simmons & Company International, an investment banking firm located in Houston, Texas which focuses on the energy industry. Mr. Banham has been with Simmons & Company since 1976. Simmons provided investment banking services to us during 2002 and will provide services during 2003. Prior to joining Simmons & Company, he spent nine years working for Hawker Siddeley Aviation Ltd. in a variety of management capacities. He is past President of the British American Business Association in Houston, Chairman of the Awty International School Board of Trustees and a member of the Board of Trustees of the Houston Museum of Natural Science. He is a member of the Supervisory Board's Corporate Governance Committee.

     L. Donald Simpson, 67, has served as a Supervisory Director of the Company since April, 1997. From December, 1996 to December, 1999, Mr. Simpson served as Executive Vice President of Great Lakes Chemical Corporation. Prior thereto, beginning in 1992, he served in various executive capacities at Great Lakes Chemical Corporation. He is a member of the Supervisory Board's Organization and Compensation Committee and Corporate Governance Committee.

                      COMMITTEES OF THE SUPERVISORY BOARD

     The Organization and Compensation Committee, which held four meetings in 2002, reviews and makes recommendations concerning compensation philosophy and guidelines for our executive and managerial group; reviews compensation and benefit programs for our employees and our subsidiaries; compares such programs and compensation against market data and makes recommendations as to modifications; reviews recommendations or actions of management concerning benefit plans, incentive plans, stock option or other stock awards and oversees the administration of such plans; reviews compensation, awards and grants under corporate benefit plans for the Chief Executive Officer; reviews management recommendations concerning compensation for certain other officers; administers the Company's Long-Term Incentive Plans; and advises as to which key officers of the Company or its subsidiaries should be offered employment and/or termination agreements.

     The Nominating Committee, which held three meetings in 2002, establishes criteria regarding the size and composition of the Supervisory Board and its Committees; recommends criteria relating to tenure and eligibility; identifies, reviews and recommends prospective Supervisory Directors; recommends candidates for the position of Chief Executive Officer; approves the nominees for new positions on the Supervisory Board and vacancies on the Supervisory Board; and advises regarding Supervisory Board compensation. It will consider nominees for Supervisory Director recommended by shareholders. Recommendations must be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o Secretary of the Company, Robert H. Wolfe, Chicago Bridge & Iron Company N.V., Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands, and set forth the name, age, business and residential address, principal occupation, number of shares owned and such other information concerning the nominee as may be requested by the Nominating Committee.

     The Corporate Governance Committee, which held one meeting in 2002, consists of all the non-management Supervisory Directors. It reviews and makes recommendations concerning policies and practices of management relating to corporate governance and responsibilities, and is responsible for the internal operations of the Supervisory Board.

     The Audit Committee, which held four meetings in 2002, is charged with reviewing the adequacy and effectiveness of our internal auditing, accounting and financial controls, and coordinating the annual internal audit plan with the auditing plan of the independent public accountants. The Committee receives reports from our Internal Audit Department; reviews the annual report to shareholders and the financial statements contained therein; reviews the results of the audit performed by our independent public accountants; and acts as liaison between the independent public accountants and the Supervisory Board. The Committee makes recommendations concerning the appointment of the independent public accountant of the Company, the scope of the audit to be performed and the fees to be paid. The Committee is also authorized to audit and monitor compliance by us and our subsidiaries with the laws of the various jurisdictions in which we and our subsidiaries conduct business and to report to the Supervisory Board and make recommendations with respect to any problems. The Supervisory Board has determined in accordance with the requirements of Sections 303.01(B)(2)(a) and (3) the New York Stock Exchange, Inc. listing standards, that each member of the Audit Committee is independent.

REPORT OF THE AUDIT COMMITTEE OF THE SUPERVISORY BOARD OF CHICAGO BRIDGE & IRON COMPANY N.V.

     The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2002:

          The Supervisory Board of Directors has adopted for the Audit Committee a written charter.

          We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2002.

          We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

          We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence. The Audit Committee has also reviewed the non-audit services provided by Deloitte & Touche LLP, as described below, and considered whether the provision of those services was compatible with maintaining Deloitte & Touche's independence.

     For 2002, the Company incurred the following fees for services rendered by Deloitte & Touche LLP:

          Audit Fees: The Company incurred $793,000 in fees for audit services rendered by Deloitte & Touche LLP in connection with the Company's annual and quarterly financial statements for 2002.

          Financial Information, Systems Design and Implementation Fees: The company incurred no fees for financial information, systems design and implementation services rendered by Deloitte & Touche LLP during 2002.

          All Other Fees: The company incurred $837,000 in fees for services rendered by Deloitte & Touche LLP during 2002 other than audit and financial information, systems design and implementation services.

     Based on the reviews and discussions referred to above, we recommend to the Supervisory Board that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

                                          Members of the Audit Committee:

                                          Marsha C. Williams (Chairman)
                                          Ben A. Guill
                                          Vincent L. Kontny
                                          Jerry H. Ballengee

INFORMATION REGARDING MEETINGS

     The Supervisory Board held four meetings in 2002. Each of the Supervisory Directors attended at least 75% of the meetings of the Supervisory Board and of the committees of which he or she was a member.

                       COMMON STOCK OWNERSHIP BY CERTAIN
                             PERSONS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to each person (other than management of the Company) known to the Company to be the beneficial owner of more than 5% of the Company's issued shares.

NAME AND ADDRESS                                           AMOUNT AND NATURE OF   PERCENT
OF BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP   OF CLASS
-------------------                                        --------------------   --------
First Reserve Fund VIII, L.P.(1).........................       13,621,790          30.6%
c/o First Reserve Corporation
475 Steamboat Road
Greenwich, CT 06830
WEDGE Engineering B.V.(2)................................        3,705,528           8.3%
Keizer Karelweg 474
1181 RL Amstelveen
The Netherlands
Strong Capital Management, Inc.(3).......................        2,822,646           6.4%
100 Heritage Reserve,
Menomonee Falls, WI 53051

---------------

(1) First Reserve Fund VIII, L.P. is managed by First Reserve Corporation. The following are executive officers of First Reserve Corporation: William E. Macaulay is the Chairman, a Managing Director and Chief Executive Officer; Ben A. Guill is the President and a Managing Director; John A. Hill is Vice Chairman and a Managing Director; Thomas R. Denison is a Managing Director, Secretary and General

    Counsel; J. W. G. Will Honeybourne is a Managing Director; Thomas Sikorski is a Managing Director; and Jennifer K. Zarrilli is Vice President, Treasurer and Chief Financial Officer. Messrs. Macaulay, Guill and Hill are the directors of First Reserve Corporation. It is anticipated that pursuant to authority from First Reserve Corporation's board of directors, Messrs. Macaulay and Guill may make investment and voting decisions with respect to the shares owned by First Reserve Fund VIII, L.P. In the absence of Messrs. Macaulay and Guill, other officers of First Reserve Corporation may, pursuant to authority from the board of directors, make investment and voting decisions with respect to such shares. All such persons disclaim beneficial ownership of the shares held by First Reserve Fund VIII, L.P.

(2) The sole ultimate beneficial owner of WEDGE is Issam M. Fares of Lebanon.

(3) According to a Schedule 13G dated March 21, 2003, filed by Strong Capital Management, Inc. and it had shared power to vote 2,815,486 shares and shared power to dispose of 2,822,646 shares.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     On December 28, 2000, we acquired the entire ownership interest of Howe-Baker International, L.L.C. from WEDGE Group Incorporated ("WEDGE") for a consideration of 16,293,330 shares, $28 million in cash and the assumption of certain liabilities (the "HBI Transaction"). Immediately following the HBI Transaction, First Reserve Fund VIII, L.P. ("First Reserve") acquired from WEDGE 8,646,666 shares. Subsequently, First Reserve acquired from WEDGE 1,060,000 shares.

     On February 7, 2001, we acquired substantially all of the assets of the Engineered Construction Division and the Water Division of Pitt-Des Moines, Inc. for a consideration of 5,696,374 shares and $40 million in cash (the "PDM Transaction"). The source of funds for the cash portion of the purchase price was a private sale of 1,675,384 shares to Farinvest, Ltd., an affiliate of WEDGE and 3,247,692 shares to First Reserve. First Reserve also acquired a warrant to purchase, at nominal value, 503,196 shares which has been exercised and a warrant to purchase 500,000 shares (subject to decrease depending on the number of shares repurchased by the Company prior to June 30, 2001), which expired unexercised.

     Mr. Guill, Supervisory Director, is President of First Reserve; Mr. Banham, Supervisory Director, was proposed by First Reserve for Supervisory Director; and Mr. Denison, nominee proposed by First Reserve for Supervisory Director, is a Managing Director of First Reserve.

SHAREHOLDER AGREEMENTS

     We are party to a Shareholder Agreement dated as of December 28, 2000 (as amended by an Amendment thereto dated as of February 7, 2001) among First Reserve, CB&I, and certain of our shareholders (the "First Reserve Shareholder Agreement"). Under the First Reserve Shareholder Agreement, First Reserve and its affiliates are subject to certain "standstill" provisions which, without the written consent of the Supervisory Board, prohibit, among other things, (a) the purchase of additional shares by First Reserve and its affiliates except in order to maintain a 10.1% ownership stake (and to allow First Reserve and its affiliates to participate in certain other transactions approved by the Supervisory Board, such as a stock split, recapitalization or business combination), and (b) acquisition proposals, proxy solicitations, group formation or encouragement of third parties for takeover purposes. In addition, First Reserve and its affiliates are subject to restrictions on their voting rights relating to matters presented to our shareholders for vote or approval:
(i) First Reserve and its affiliates are obligated to vote "for" the Supervisory Board nominees recommended by the Supervisory Board, provided we are in compliance with our covenants to First Reserve relating to Supervisory Board representation (see below), and (ii) First Reserve and its affiliates are obligated to vote "for" any proposal recommended by the Supervisory Board and "against" any proposal that is not recommended by the Supervisory Board, with limited exceptions for certain matters as to which First Reserve and its affiliates have discretionary voting rights. In the case of any business combination, recapitalization or other transaction that involves the issuance of Common Stock, if both of the First Reserve designees then serving on the Supervisory Board vote against approval of such transaction at the Supervisory Board level, then First Reserve and its affiliates, in any shareholder vote, are permitted to vote the shares they acquired in connection with the PDM acquisition transaction in the same proportion as the votes of our shareholders, other than First Reserve and WEDGE, who vote upon the transaction.

     Pursuant to the First Reserve Shareholder Agreement, First Reserve has the right to designate two Supervisory Directors (currently Messrs. Banham and Guill) so long as First Reserve and its affiliates own at least 3,083,871 of our issued and outstanding shares and the right to designate one Supervisory Director as long as First Reserve and its affiliates own at least 10% of our issued and outstanding shares.

     Under the First Reserve Shareholder Agreement and subject to limited exceptions, First Reserve and its affiliates are subject to restrictions on the transfer of their shares, including the restriction that, without our consent, First Reserve and its affiliates may not sell any of their shares to (i) any person or group who is or would be required to file a Schedule 13D under the Securities Exchange Act of 1934 (the "Exchange Act"), (ii) any person or group who would, as a result of such transfer, own more than 10% of our voting securities, or (iii) a competitor of ours. Certain other sales of shares by First Reserve and its affiliates will be subject to our right of first offer. Finally, First Reserve has been granted one additional demand and unlimited "piggyback" registration rights relating to its shares.

     We have agreed under the First Reserve Shareholder Agreement to pay $400,000 of registration expenses in connection with the exercise by First Reserve of its demand registration rights, but excluding (i) any sales commissions or discounts relating to shares being offered by First Reserve, (ii) any transfer taxes relating to such shares, and (iii) the fees and disbursements of its legal counsel, which are to be paid by First Reserve. In addition, we are obligated under the First Reserve Shareholder Agreement to pay registration expenses with respect to "piggyback" registrations of First Reserve.

     First Reserve has made representations and warranties to us in its Shareholder Agreement that it has no arrangement, contract, understanding or relationship with WEDGE with respect to voting power or investment power relating to our shares.

     In the event of a breach by First Reserve or any of its affiliates of any "standstill" or other provision in the First Reserve Shareholder Agreement, we and/or our other shareholders may seek injunctive relief. However, as the relief is equitable in nature and at the discretion of the court in which the action is brought, there can be no assurance that the court will grant such relief.

     A Shareholder Agreement dated as of December 28, 2000 (as amended by amendments thereto dated as of February 7, 2001 and March 19, 2003) among WEDGE, the Company and certain of our shareholders has been terminated, provided that pursuant to certain surviving provisions of such Agreement WEDGE and its affiliates and assignees ("WEDGE Holders") (i) are entitled to one additional demand and unlimited "piggyback" registration rights relating to their shares as long as the WEDGE Holders own in the aggregate at least 4% of our issued and outstanding shares, and (ii) retain the benefit of certain indemnification provisions.

SECURITY OWNERSHIP OF OUR MANAGEMENT

     The following table sets forth certain information regarding Common Stock beneficially owned on March 1, 2003 by each Supervisory Director and each nominee to be a Supervisory Director, each named executive officer and by all directors and executive officers as a group.

                                                            NUMBER OF      PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                 SHARES OWNED(1)   STOCK OWNED(2)
------------------------                                 ---------------   --------------
Gerald M. Glenn........................................     1,783,346           4.0%
Philip K. Asherman.....................................        38,114             *
David P. Bordages......................................        23,044             *
Stephen P. Crain.......................................       106,530             *
Richard E. Goodrich....................................        29,253             *
Robert B. Jordan.......................................       328,754             *
Samuel C. Leventry.....................................        21,522             *
Timothy J. Moran.......................................         8,833             *
Tom C. Rhodes..........................................        10,144             *
Robert H. Wolfe........................................       122,111             *
Jerry H. Ballengee.....................................        20,234             *
Anthony P. Banham......................................         2,000             *
Ben A. Guill...........................................         4,000             *
J. Charles Jennett.....................................        15,000             *
Vincent L. Kontny......................................        13,000             *
Gary L. Neale..........................................        13,000             *
L. Donald Simpson......................................        13,000             *
Marsha C. Williams.....................................        15,000             *
L. Richard Flury.......................................             0             *
Thomas R. Denison......................................             0             *
All directors, nominees for directors and executive
  officers as a group (20 in number)...................     2,566,885           5.7%

---------------

 *  Beneficially owns less than one percent of the Common Stock.

(1) Shares deemed beneficially owned include (i) shares held by immediate family members, (ii) shares that can be acquired through stock options exercised through May 8, 2003, (iii) shares subject to a vesting schedule, forfeiture risk and other restrictions, including restricted stock units for which the participant has voting rights on the underlying stock, and, in the case of Mr. Glenn, 1,242,676 shares as to which he has fully vested rights to future delivery of the shares.

(2) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after that date. For purposes of computing the percentage of outstanding shares held by each person named above on a given date, any shares that the person or persons have the right to acquire within 60 days after such date is not deemed to be outstanding for the purposes of computing the percentage ownership of that or any other person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Supervisory Directors, executive officers and persons who own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock (Forms 3, 4 and 5) with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange, Inc. Supervisory Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

     To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Form 5 were required, we believe that during the fiscal year ended December 31, 2002, our Supervisory Directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except Mr. Kontny, who did not report in a timely fashion on Form 4 two transactions during 2002 and Mr. Ballengee who did not report in a timely fashion on Form 4 one transaction during 2002. All transactions involved the payment or reinvestment of Supervisory Director fees in the form of stock or phantom stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the chief executive officer and our four other most highly compensated executive officers.

                                                                                     LONG TERM COMPENSATION
                                                                               -----------------------------------
                                                  ANNUAL COMPENSATION                   AWARDS             PAYOUTS
                                            --------------------------------   -------------------------   -------
(a)                                  (b)      (c)       (d)         (e)           (f)           (g)
                                                                   OTHER       RESTRICTED    SECURITIES      (h)         (i)
                                                                   ANNUAL        STOCK       UNDERLYING     LTIP      ALL OTHER
                                            SALARY     BONUS    COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR     ($)     ($)(1)       ($)(2)        ($)(3)      (# SHARES)      ($)        ($)(4)
---------------------------          ----   -------   -------   ------------   ----------   ------------   -------   ------------
Gerald M. Glenn, Chairman of the ..  2002   575,000   600,000          --             --      174,128      292,717      94,785
 Supervisory Board; President,       2001   500,000   450,000     102,800        204,490        6,760      292,829      57,830
 Chief Executive Officer and         2000   475,000        --          --             --      263,743      386,165      66,000
 Chairman of Chicago Bridge &
 Iron Company; and Managing
 Director of Chicago Bridge &
 Iron Company B.V.

Stephen P. Crain, President -- ....  2002   253,800   190,000          --             --       39,852       65,807      35,247
 Western Hemisphere Operations       2001   238,924   130,000      84,200         64,450        1,480       65,833      20,561
 of Chicago Bridge & Iron Company    2000   225,000        --          --             --       79,413       84,545      26,000

Robert B. Jordan, Executive Vice ..  2002   365,000   350,400          --             --       84,704      117,767      51,917
 President and Chief Operating       2001   330,749   200,000      84,000         90,450        5,220      117,813      28,877
 Officer of Chicago Bridge & Iron    2000   315,000        --          --             --      118,589      155,380      38,000
 Company; and Managing Director of
 Chicago Bridge & Iron Company B.V.

Richard E. Goodrich, Executive ....  2002   245,500   200,000          --             --       29,380       15,588      33,207
 Vice President and Chief Financial  2001   197,307   122,765      63,718             --          346       15,594      21,563
 Officer of Chicago Bridge &         2000   168,846    59,500          --             --        3,200       23,250      18,662
 Iron Company; and Managing
 Director of Chicago Bridge & Iron
 Company B.V.

Philip K. Asherman, Executive .....  2002   262,500   200,000          --             --       40,434           --      34,500
 Vice President and Chief Marketing  2001   145,000    80,000          --        546,625       36,258           --      11,062
 Officer of Chicago Bridge & Iron
 Company; and Managing Director of
 Chicago Bridge & Iron Company B.V.

---------------

(1) Bonus amounts include payments under the Incentive Plans (See "Organization and Compensation Committee Report on Executive Compensation").

(2) Persons for whom no amount is reported did not receive personal benefits, the value of which exceeded the lesser of $50,000 or 10% of their annual salary and bonus.

(3) Restricted stock awards or units are valued at the closing price on the date of grant. Participants receive dividends on the grants reported in this column. The number and value of the aggregate restricted share holdings at the end of the last completed fiscal year, based on the NYSE composite closing price of $15.10/share on December 31, 2002 for each named executive officer who held such shares are: Gerald M. Glenn, 21,122, $318,940; Stephen
    P. Crain, 5,840, $88,180; Robert B. Jordan, 8,894, $134,300; Richard E.
    Goodrich, 600, $9,060; and Philip K. Asherman, 26,250, $396,375.

(4) The compensation reported for 2002 represents (a) contributions pursuant to the Chicago Bridge & Iron Savings Plan (the "401(k) Plan") allocated to the executive officer's account, (b) the cost of allocations to each executive officer's account in a benefit restoration plan (described under the caption "Pension and other retirement benefits") for allocations pursuant to the 401(k) Plan which otherwise exceed the maximum limit imposed upon such plan by the Internal Revenue Code of 1986, as amended (the "Code") and (c) dividends paid on restricted stock units. For 2002, those three amounts, expressed in the same order identified above, for each named executive officer are as follows: Gerald M. Glenn $18,000, $74,250, $2,535; Stephen P. Crain $18,000, $16,546, $701; Robert B. Jordan $18,000, $32,850, $1,067;
    Richard E. Goodrich $18,000, $15,135, $72; Philip K. Asherman, $18,000, $12,825, $3,675.

MANAGEMENT PLAN

     At the time of the initial public offering of the Common Stock by Praxair in March, 1997, we established the Management Plan and made a contribution to the Management Plan in the form of 1,851,340 shares allocated as restricted stock among approximately 52 key management employees. Restrictions on the Management Plan shares lapsed as to one participant on January 1, 1999, and as to all other participants except Mr. Glenn and one participant on March 27, 2000. Distribution of benefits to Mr. Glenn is generally scheduled to occur on the earlier of termination of employment, the first business day after April 1, 2004 or a "Change of Control".

EMPLOYEE STOCK PURCHASE PLAN

     The Company has adopted a broad-based employee stock purchase plan (the "Stock Purchase Plan") intended to qualify under Section 423 of the Code. Pursuant to the Stock Purchase Plan, each employee, including executive officers, electing to participate is granted an option to purchase shares on a specified future date at 85% of the fair market value of such shares on the date of purchase. During specified periods preceding such purchase date, a percentage of each participating employee's after-tax pay is withheld and used to purchase as many shares as such funds allow at the discounted purchase price.

LONG-TERM COMPENSATION

     The Company's subsidiary, Chicago Bridge & Iron Company, a Delaware corporation ("Chicago Bridge"), has adopted the Chicago Bridge & Iron 1997 Long-Term Incentive Plan (the "1997 Incentive Plan") and the Chicago Bridge & Iron 1999 Long-Term Incentive Plan (the "1999 Incentive Plan" and, together with the 1997 Incentive Plan, the "Incentive Plans"). The Incentive Plans are so-called "omnibus" plans which provide long-term compensation in the form of non-qualified options to purchase shares; qualified "incentive" options to purchase shares; restricted shares; restricted stock units; "performance shares" paying out a variable number of shares depending on goal achievement; and "performance units," which involve cash payments based on either the value of the shares or appreciation in the price of the shares upon achievement of specific financial goals.

OPTIONS AND STOCK APPRECIATION RIGHTS

     The following tables summarize option grants and exercises pursuant to the Incentive Plans during the fiscal year 2002 to and by the executive officers named in the Summary Compensation Table above (the "named executive officers"), and the value of the options held by such persons at the end of fiscal 2002.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                     GRANT VALUE
INDIVIDUAL GRANTS                                                                                       DATE
--------------------------------------------------------------------------------------------------   -----------
                  (a)                         (b)                             (d)          (e)           (f)
                                           NUMBER OF          (C)
                                          SECURITIES       % OF TOTAL
                                          UNDERLYING        OPTIONS/                                 GRANT DATE
                                         OPTIONS/SARS     SARS GRANTED    EXERCISE OR                  PRESENT
                                            GRANTED       TO EMPLOYEES    BASE PRICE    EXPIRATION      VALUE
NAME                                     (# SHARES)(1)   IN FISCAL YEAR    ($/SHARE)       DATE        ($)(2)
----                                     -------------   --------------   -----------   ----------   -----------
Gerald M. Glenn........................       9,014            1.0%          12.99        2/13/12       46,240
                                            163,142           18.3%          13.55        2/21/12      898,910
                                              1,972            0.2%          13.83        2/22/12       10,810

Stephen P. Crain.......................       2,026            0.2%          12.99        2/13/12       10,390
                                             37,204            4.2%          13.55        2/21/12      204,990
                                                622           0.07%          13.83        2/22/12        3,410

Robert B. Jordan.......................       3,626            0.4%          12.99        2/13/12       18,600
                                             75,206            8.4%          13.55        2/21/12      414,385
                                                872            0.1%          13.82        2/22/12        4,780
                                              5,000            0.6%          14.12        9/10/12       26,000

Richard E. Goodrich....................         480           0.05%          12.99        2/13/12        2,460
                                             27,700            3.1%          13.55        2/21/12      152,630
                                              1,200            0.1%          14.75         6/1/12        6,920

Philip K. Asherman.....................      36,934            4.1%          13.55        2/21/12      203,510
                                              3,500            0.4%          13.95         7/1/12       18,620

---------------

(1) The options which expire on February 21, 2012, vest in four equal annual installments beginning February 21, 2004. All other options vest in seven years but may vest in three years from the date of grant if the holder has held continuously until such date shares of stock awarded as performance shares or shares granted as restricted stock for which restrictions have lapsed.

(2) The estimated grant date present value reflected in the previous table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the previous table include the following:

    Exercise prices on the options of $12.99, $13.55, $13.83, $14.75, $13.95, and $14.12 for the February 13, February 21, February 22, June 1, July 1, and September 10 grants, respectively, equal to the fair market value of the underlying stock on the date of grant.

    An option term of 10 years on all grants.

    Interest rates of 4.91%, 4.93%, 4.65% and 3.87% that represent the interest rate on a U.S. treasury security on the date of grants in February, June, July and September, respectively, with a maturity date corresponding to that of the option terms.

    Volatilities of 42.60%, 42.42%, 42.43%, 41.14%, 40.70% and 40.53% calculated using daily stock prices for the three-year period prior to the grant dates.

    Dividends at the rate of $0.12 per share representing the annualized dividends paid with respect to a share at the dates of each option grant.

    Reductions of approximately 11.10% for the February 21 grant and 13.52% for all other grants to reflect the probability of forfeiture due to termination prior to vesting, and approximately 14.47% for the February 21 and 14.28% all other grants to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING        VALUE OF UNEXERCISED
                                                                   UNEXERCISED            IN-THE-MONEY
                                                                 OPTIONS/SARS AT        OPTIONS/SARS AT
                                                                    FY-END (#)             FY-END ($)
              (a)                    (b)                       --------------------   --------------------
                                    SHARES          (c)                (d)                    (e)
                                 ACQUIRED ON       VALUE           EXERCISABLE/           EXERCISABLE/
NAME                             EXERCISE (#)   REALIZED($)       UNEXERCISABLE         UNEXERCISABLE(1)
----                             ------------   ------------   --------------------   --------------------
Gerald M. Glenn................       0              NA          414,588/689,534      3,016,987/3,782,401

Stephen P. Crain...............       0              NA           62,822/194,638        485,945/1,114,390

Robert B. Jordan...............       0              NA           97,250/422,071        799,866/2,482,182

Richard E. Goodrich............       0              NA           12,500/109,796          103,206/580,444

Philip K. Asherman.............       0              NA                 0/76,692                 0/83,933

---------------

(1) Value is based on the NYSE composite closing price of $15.10 per share on December 31, 2002.

PENSION AND OTHER RETIREMENT BENEFITS

     Effective January 1, 1997, the Company adopted the Chicago Bridge & Iron Savings Plan (the "401(k) Plan"), a tax qualified defined contribution pension plan for eligible employees, including, but not limited to, the named executive officers. Such plan consists of a typical voluntary pretax salary deferral feature under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"); a dollar-for-dollar Company matching contribution applicable to such employee deferrals up to 3% of a participating employee's considered earnings; a basic additional Company contribution of 5% of each participating employee's considered earnings; and an additional discretionary Company profit-sharing contribution. The 401(k) Plan provides that the Company may, at the discretion of management, make certain of its matching contributions or additional discretionary profit sharing contributions in a uniform manner in the form of either cash or shares.

     The 401(k) Plan substantially replaced the CBI 401(k) Pay Deferral Plan and CBI Pension Plan, each adopted by the Company's former parent, CBI Industries, Inc. The CBI Pension Plan (the "Pension Plan") was non-contributory and covered substantially all salaried employees and certain hourly employees of the Company and its participating subsidiaries. Since December 31, 1996, no employees of the Company participated in the Pension Plan who were not already participants as of December 31, 1996. No further benefits accrue under the provisions of the Pension Plan's normal benefit formulas for employees participating as of December 31, 1996. Instead, benefits accrued as of that date were computed and increased at a rate of 5% per year (not compounded) or fraction thereof of continuing service, to a maximum of three additional years. The December 31, 1996 accrued pension benefit was based on credited service and average earnings over the high three consecutive year period and is subject to an offset adjustment for each individual for primary social security benefits and a portion of the value of benefits under the terminated CBI Salaried Employee Stock Ownership Plan (1987) previously sponsored by CBI Industries, Inc. The estimated annual benefit payable upon retirement at normal retirement age for Stephen P. Crain, the only executive officer who participates in the plan, is $16,673.

     The Code limited the compensation used to determine benefits under the 401(k) Plan to $200,000 for 2002. Chicago Bridge adopted the Chicago Bridge & Iron Company Excess Benefit Plan through which it contributes benefits which would be paid under the 401(k) Plan in the absence of the IRS limit. Such contributions are paid into a trust, with an independent trustee, established for this purpose.

TERMINATION AND EMPLOYMENT AGREEMENTS

     On September 7, 2000 the Organization and Compensation Committee authorized the Company to enter into change of control severance agreements with Messrs. Crain, Jordan, Asherman and Wolfe and a change of control severance agreement on similar terms with Mr. Glenn. Each agreement provides that upon the executive's termination of employment with the Company by the Company without "cause," or by the executive with "good reason," within three years following a "Change of Control," the executive will be entitled to a lump sum payment of three times the sum of his annual base salary plus target bonus. The executive will also be entitled to a continuation of medical and other benefits for a three-year period after termination of employment, payment of deferred compensation (to the extent not paid upon the "Change of Control"), payment of unvested plan benefits, and Company-provided outplacement services.

     In addition, upon a "Change of Control," the executive will be entitled to preservation of salary, bonus, retirement, welfare and fringe benefits at levels not less than immediately before the "Change of Control," and will generally be entitled to receive upon the "Change of Control," without regard to termination of employment, a payment of minimum pro-rata target bonus, vesting in options, restricted stock and performance shares, and an immediate lump sum cash payment of the value of all performance shares assuming achievement of target performance goals.

     The agreements provide that the Company will pay an amount necessary to reimburse each employee, on an after-tax basis, for any excise tax due under
Section 4999 of the Code as a result of such payment being treated as a "parachute payment" under Section 280G of the Code. The Company will also reimburse the executive's costs incurred to obtain benefits under the agreements as long as the executive had a reasonable basis for the action or was acting in good faith. The Company must maintain a letter of credit and escrow in force to secure this obligation for legal fee reimbursement. The agreements impose a confidentiality obligation on each executive during employment and after termination of employment, and subjects the executive to a noncompetition covenant during employment and for one year following termination (regardless whether there is a "Change of Control").

     For purposes of these agreements, "cause" includes conviction of a felony or of a crime involving moral turpitude, or willful misconduct or breach of the agreement that results in material financial detriment to the Company, but cause does not include negligence, actions taken in good faith, actions indemnifiable by the Company, or known to the Company for more than a year before the purported termination. "Good reason" for termination generally includes any adverse changes in the executive's duties, title, reporting requirements or responsibilities; failure by the Company to provide the compensation bonus and other payments and plan and fringe benefits and perquisites contemplated by the agreement; and relocation without consent to an office more than 50 miles from the executive's current office. However, with respect to the "Change of Control" occurring upon consummation of the HBI Transaction, the PDM Transaction and subsequent related share transfers, "good reason" does not include failure to provide minimum bonus but only failure to provide minimum bonus opportunity, and does not include failure to provide each plan and fringe benefit and perquisite but only benefits and perquisites of equivalent value in the aggregate. For Mr. Glenn, "good reason" includes his resignation for any reason during a 60-day period beginning 30 days after the closing of a "Major Change of Control." The HBI Transaction, the PDM Transaction and subsequent related share transfers were not a "Major Change of Control" for such purpose. In all other respects, Mr. Glenn's agreement is identical to that of the other executive officers.

     Under the Agreements, "Change of Control" generally is defined as the acquisition by any person or group of 25% (50% to be a "Major" change) or more of the beneficial interest in the equity of the Company; failure of the current Supervisory Board (and members nominated by at least 75% of the then-current Supervisory Board members) to comprise at least 50% of the Supervisory Board; Supervisory Board or shareholder approval of a merger or reorganization or consolidation resulting in less than 75% (50% to be a "Major" change) continuing ownership by the pre-merger shareholders; or Supervisory Board or shareholder approval of any transaction as a result of which the Company does not own at least 70% of Chicago Bridge, or Chicago Bridge does not own at least 75% of its subsidiary, Chicago Bridge & Iron Company (Delaware). A "Change of Control" also includes the failure of WEDGE or First Reserve to comply with their respective Shareholder Agreements, or collective ownership by WEDGE and First Reserve of more than 66.5% of the equity of the Company.

     At the time of their initial employment, the Company entered into employment arrangements with Messrs. Glenn, Jordan, Goodrich and Wolfe to serve the Company as President and Chief Executive Officer, Vice
President -- Operations, Vice President, and Vice President -- General Counsel and Secretary. Pursuant to these arrangements, Mr. Glenn's base salary was $400,000 per year, Mr. Jordan's base salary was $265,000 per year, Mr. Goodrich's base salary was $150,000 per year and Mr. Wolfe's base salary was $175,000 per year. Such arrangements do not establish any required term of employment, but provide for, among other things, participation in Company bonus and incentive compensation programs and change of control benefits that are now represented by the arrangements described above.

COMPENSATION OF DIRECTORS

     Supervisory Directors who are not employees of the Company receive an annual retainer of $22,000, paid in quarterly installments, $1,500 for attendance at each Supervisory Board meeting, and an annual grant of options, which vest after one year, to purchase 4,000 shares at an exercise price equal to the fair market value of the shares at the time of the grant. Supervisory Directors who are chairman of Supervisory Board committees receive an additional annual retainer of $3,000. Those who serve on Supervisory Board committees received $1,000 for each committee meeting attended. Supervisory Directors may elect to receive their compensation in Common Stock and may elect to defer their compensation. In addition, a Supervisory Director may direct that up to 8% of his or her director's fees be applied to purchase shares at 85% of the closing price per share on the New York Stock Exchange, Inc. on the first trading day following the end of each calendar quarter. Shares are delivered either at the time of purchase or at a specified future date. Supervisory Directors who are full-time employees of the Company receive no compensation for serving as Supervisory Directors.

CERTAIN TRANSACTIONS

     Several of our executive officers are indebted to the Company pursuant to Senior Executive Relocation Loan agreements entered into in 2001 and generally maturing in 2005 in connection with the move of our administrative offices to The Woodlands, Texas as follows:

                                                      LARGEST AMOUNT          AMOUNT
                                                     OUTSTANDING SINCE   OUTSTANDING AS OF
NAME                              POSITION            JANUARY 1, 2002      MARCH 1, 2003     INTEREST RATE
----                      ------------------------   -----------------   -----------------   -------------
Gerald M. Glenn.........  President, Chief              $3,000,000          $3,000,000             0%
                          Executive Officer &
                          Chairman
Stephen P. Crain........  President -- Western          $  700,000          $  700,000             0%
                          Hemisphere Operations
Robert B. Jordan........  Executive Vice President      $  700,000          $  700,000             0%
                          and Chief Operating
                          Officer
Robert H. Wolfe.........  Vice President, General       $  700,000          $  700,000             0%
                          Counsel and Secretary

                    ORGANIZATION AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

TO OUR SHAREHOLDERS

COMMITTEE ROLE IN OVERSEEING EXECUTIVE COMPENSATION POLICY

     Our Organization & Compensation Committee (the "Committee") consists of four members of the Supervisory Board. None of the Committee's members are our current or former employees or have any "interlocking relationships" for purposes of the proxy disclosure rules(1) of the United States Securities and Exchange Commission (SEC).

     A primary role of the Committee is to determine and oversee the administration of compensation for our executive officers. The Committee approves the design of, assesses the effectiveness of, and administers, reviews and approves all salary arrangements and other remuneration for executive officers. The Committee evaluates executive performance in reviewing and approving executive compensation.

     The Committee made certain compensation decisions for our 2002 fiscal year as described below.

COMPENSATION PHILOSOPHY

     We are committed to increasing shareholder value by growing our business in the global marketplace. The Committee seeks to ensure that our compensation policies and practices are used effectively to support the achievement of our short- and long-term business objectives.

     Our overall compensation philosophy is to remain competitive with comparable companies while focusing on performance-based compensation. This philosophy is premised on the fact that we must compete with a wide variety of construction, engineering, heavy industrial and related firms in order to attract and develop a pool of talented employees. The philosophy also acknowledges the need to focus employees on financial performance. Our compensation philosophy includes the following factors:

     - Programs that will attract new talent and retain key people;

     - Competitive pay with significant focus on incentive compensation;

     - Equity compensation for top managers to motivate value creation for all shareholders; and

     - Plans with a higher percentage of pay "at-risk" (based on performance) than typical marketplace practices.

     In evaluating competitive practices, we consider competitive market data provided by an independent compensation consultant, Hewitt Associates LLC of Lincolnshire, Illinois. The data provided compares our compensation practices to a group of "comparator" companies. These are companies that tend to have national and international business operations and lines of business, and also include companies operating in the same geographic areas and competing for management employees in the same areas of expertise as we do. The Committee reviews and approves the selection of comparator companies based on its assessment of the comparability of the above factors. In 2002, the Committee reviewed the selection of comparator companies in light of the above factors.

     The companies chosen for the comparator group used for compensation purposes generally are not the same companies that comprise the peer group index in the Performance Graph included in this Proxy Statement. Considering the factors described above, the Committee believes that our most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns.

---------------

(1) The relevant SEC rule, Item 402(j) of Regulation S-K does not define the term "interlocking relationship."

     The four key elements of our executive compensation are base salary, annual incentives, long-term incentives and benefits. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive officer's total compensation package.

BASE SALARIES

     The Committee regularly reviews each executive officer's base salary. Base salaries for executive officers are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity and external pay practices.

     Base salaries provide the underlying level of compensation security to executives and allow us to attract competent executive talent and maintain a stable management team. Base salaries also allow executives to be rewarded for individual performance based on our evaluation process. Base salary increases for individual performance reward executives for achieving goals that may not be immediately evident in common financial measurements.

     Individual performance is evaluated based on sustained levels of individual contribution. When evaluating individual performance, the Committee considers the executive's efforts in promoting our values; safety; continuing educational and management training; improving quality; developing relationships with clients, suppliers and employees; demonstrating leadership abilities among coworkers; and other goals.

     Base salaries are targeted at approximately the 50th percentile of the compensation data supplied by Hewitt on the comparator companies. Overall, executive salaries were increased in 2002 at a rate comparable to the increases provided at other companies and are near median market levels. Salaries of individual executives may be greater or less than the median of salaries of their counterparts at comparator companies, due to differences in individual performance, experience and knowledge, and the Committee's comparison of the responsibilities of the position with the responsibilities of similar positions at comparator companies.

     In 2002, Mr. Glenn received an increase in his rate of base salary to $575,000 per year, or an increase of 15.00% from his 2001 base rate of $500,000 per year. This increase was based on an evaluation of Mr. Glenn's performance, considered in light of the above-described factors and individual performance goals set for him by the Committee. He actually received total base salary payments of $575,000.

ANNUAL INCENTIVES

     We adopted an Incentive Compensation Plan (the "Bonus Plan") which took effect in fiscal 1997, and was revised in 1999. The Bonus Plan is an annual short-term cash incentive plan covering a group consisting of our executive officers and executive officers of our principal operating subsidiaries, and other designated key management employees. The Bonus Plan is based on our annual operating plan, arrived at as a result of discussion and analysis of the business plans within our principal operating subsidiaries. Payment of bonuses is based on attaining specific corporate-wide financial and non-financial goals approved by the Committee, and other factors described below, and is payable following the end of the fiscal year. The goals are set from year to year, at the beginning of each year (subject to modifications relating to extraordinary events), upon management's recommendation and approval by the Committee.

     For 2002, under the Bonus Plan, a target bonus, generally expressed as a percent of salary, was established for each participating employee at the beginning of the year based on position, responsibilities and grade level. The bonus could be earned from three sources: achievement of the corporate goals, achievement of a participant's designated business unit performance goals (if applicable) and achievement of individual performance goals. Each of these sources consisted of a total bonus "pool," an amount that could range from zero to 200% of the aggregate of all participants' target amounts for that source. The total pool for achievement of the corporate goals was approved by the Committee, and the respective pools for business unit and individual performance were determined by management. A percentage of individual target bonus opportunity was allocated to each bonus source as appropriate. The CEO's individual performance bonus, if any, is determined by the Committee. The Committee has discretion to reduce any bonus otherwise determined pursuant to the Bonus Plan.

     For fiscal 2002, Mr. Glenn and the other executive officers received bonus payments pursuant to the Bonus Plan. Mr. Glenn received a bonus payment of $600,000. Mr. Glenn's bonus payment was above his target bonus and reflects the achievement of the corporate financial goal for 2002. In 2002, Mr. Glenn's annual bonus payment represented 104.3% of his base salary and depending on achievement of the respective goals under the Bonus Plan, could have ranged from 0% to 200% of his base salary. Mr. Glenn's bonus is somewhat above the median of annual incentive compensation paid to other executives at comparator companies for 2002. The amount of Mr. Glenn's bonus was determined by the committee based on a combination of the degree of achievement of the corporate goals, as applied to all Bonus Plan participants, and the achievement of individual goals set for Mr. Glenn in areas including but not limited to leadership, ethics, safety performance, financial performance, initiatives for new business development, integration of acquired businesses, management development of the other executives, and development and execution of strategic initiatives.

LONG-TERM INCENTIVES

     In keeping with our commitment to provide a total compensation package that favors at-risk components of pay, long-term incentives traditionally have comprised a significant portion of an executive's total compensation package. The Committee's objective is to provide executives with long-term incentive award opportunities that are at or above the median of comparator companies, with the actual realization of the opportunity dependent on the degree of achieving the performance or other conditions of the award. As a key element of this objective, it is the desire of the Committee to encourage continued executive ownership of incentive award stock in order to align their long-term interests with those of other shareholders.

     Long-term incentives are provided pursuant to our Long-Term Incentive Plan ("Incentive Plan"). In 1999, we adopted and our shareholders approved a new Incentive Plan. In 2000, we adopted and our shareholders approved an amendment to the Incentive Plan. When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at comparator companies. The Incentive Plan permits the award of qualified or nonqualified stock options, restricted stock and performance shares. The long-term incentives awarded in 2002 were limited to nonqualified stock options and restricted stock.

     Stock options are granted under the Incentive Plan at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options generally have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term, identification with shareholders' interests, and encourages equity ownership. In February, 2002, the Committee received and reviewed a report from Hewitt Associates LLC assessing the competitiveness of compensation for our senior management positions and granted annual awards of stock options to senior executives under the Incentive Plan. These awards become exercisable beginning February 21, 2003, at a rate of 25% of such options on such date and an additional 25% on February 21 of each of the following three years. In order to provide employees with an incentive to retain ownership of vested shares acquired from prior restricted stock or performance share grants, the Committee approved in 1999 a program pursuant to the Incentive Plan to grant nonqualified stock options ("retention options") upon the vesting of performance shares or restricted stock. Retention options cover 40% of the shares that vest under such awards. The retention options become vested and exercisable on the seventh anniversary of date of grant. However, this vesting and exercisability is accelerated to the third anniversary of date of grant, if the participant still retains ownership of 100% of the vested shares in connection with which the retention options have been awarded.

     Restricted stock represents the right of the participant to vest in a share of Common Stock upon lapse of restrictions and upon conditions set by the Committee. Restricted stock is awarded as an incentive for retention and performance of both newly hired and continuing key managers. Such award is subject to forfeiture during the period of restriction. Participants are paid cash amounts corresponding to the time and amount of actual dividends paid on outstanding shares of Common Stock. Restricted stock becomes unrestricted upon vesting. In 2002, awards of restricted stock were limited to certain newly hired key managers upon their employment. These awards will vest at a rate of 25% of the share units awarded on each of the first four anniversaries of the date of the award. In 2002, Mr. Glenn was granted nonqualified stock options to purchase 163,142 shares with an exercise price of $13.55. Mr. Glenn was also granted retention options to purchase 9,014 shares with an exercise price of $12.99 and 1,972 shares with an exercise price of $13.83. The Committee believes the size and estimated value of the foregoing grants and awards is slightly below the median of comparator companies.

     Mr. Glenn currently owns or has beneficial ownership of 1,783,346 shares of the Common Stock. The Committee believes that this equity interest provides an appropriate link to the interests of shareholders.

     In 2002, the Committee approved and we agreed to a change in outstanding long-term incentive arrangements with Mr. Glenn. As a special incentive to performance and our success in the period during the initial public offering of the Common Stock by Praxair, Inc., our former parent company, a designated group of management employees, including Mr. Glenn, received from Praxair a grant of shares under the Chicago Bridge & Iron Management Defined Contribution Plan ("Management Plan"). The Management Plan, as amended, and our agreements with Mr. Glenn, called for Mr. Glenn's receipt of his Management Plan shares and certain additional restricted shares to occur on April 1, 2002, or upon a change of control or termination of employment, if earlier. After thorough discussion, and considering the advice of its outside consultants and legal counsel, the Committee determined that it was in our and the shareholders' best interest that Mr. Glenn retain such share interests for a longer period of time and remain in our employment. Accordingly, on February 21, 2002, we entered into an agreement with Mr. Glenn whereby receipt of such shares would be deferred until the first business day after April 1, 2004, or upon a change of control or termination of employment, if earlier.

BENEFITS

     In general, benefits provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. The benefits we offer to key executives are generally those we offer to the employees generally with some variation to promote replacement of benefit opportunities lost to regulatory limits. Data provided to the Committee under a study conducted for it by Hewitt Associates LLC indicates that the nature and value of the benefits we provide are competitive and in line with those offered by the comparator companies and those within our industry.

INTERNAL REVENUE CODE 162(m) CONSIDERATIONS

     Section 162(m) of the Code provides that compensation in excess of $1,000,000 annually for any of the five most highly-paid executive officers will not be deductible for purposes of U.S. corporate income taxes unless it is "performance-based" compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committee's primary obligation is to promote, recognize and reward performance that increases shareholder value, and accordingly will continue to rely on performance-based compensation programs which are designed to achieve that goal. The Committee believes that all compensation paid in respect of 2002 and earlier years was deductible, primarily because the aggregate amount of such compensation for each executive officer was below the $1 million threshold under Section 162(m). The Bonus Plan and 1999 Long-Term Incentive Plan were designed in a form that payments under such plans would qualify as deductible performance-based compensation. Certain compensation pursuant to prior plans in future years may not be deductible to the extent such compensation causes the $1,000,000 threshold to be exceeded for any of our five highest paid executive officers. The Committee intends to give appropriate consideration to the requirements of Section 162(m) in the operation of the Plan and Program, but will also exercise its discretion to determine, according to our best overall interests, whether to satisfy such requirements.

CONCLUSION

     The Committee believes these executive compensation policies and programs serve the interests of us and of our shareholders effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to our overall future success, thereby enhancing our value for the shareholders' benefit.

     The Committee will continue to monitor the effectiveness of our total compensation program to meet our current needs.

                                          Vincent L. Kontny (Chairman)
                                          Gary L. Neale
                                          Dr. J. Charles Jennett
                                          L. Donald Simpson

                            STOCK PERFORMANCE CHART

     The Stock Performance Chart below shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts. There can be no assurance that the Common Stock performance will continue into the future with the same or similar trends depicted in the graph below. We will not make or endorse any predictions as to future performance of the Common Stock.

     The chart below compares the cumulative total shareholder return on the Common Stock from December 31, 1997 to the end of the last fiscal year with the cumulative total return on the Dow Jones Heavy Construction Industry Index ("Peer Group Index") and the Russell 2000 Index for the same period. The comparison assumes $100 was invested in the Common Stock, the Peer Group Index and the Russell 2000 Index on December 31, 1997, and reinvestment of all dividends.

                          COMPARISON OF TOTAL RETURNS

        VALUE FOR EACH ONE HUNDRED DOLLARS INVESTED ON DECEMBER 31, 1997
           (GAINS IN STOCK PRICE, DIVIDENDS AND REINVESTED DIVIDENDS)

                              (PERFORMANCE GRAPH)

--------------------------------------------------------------------------------
                        1997      1998      1999      2000      2001      2002
--------------------------------------------------------------------------------
 Chicago Bridge &
  Iron Company N.V.    100.00     76.36     87.84    116.29    174.73    199.34
 Peer Group Index      100.00    117.86    124.92    143.93    150.01    124.69
 Russell 2000 Index    100.00     97.20    116.24    111.22    112.36     88.11

                                     ITEM 2

                          ADOPTION OF ANNUAL ACCOUNTS

     At the Annual Meeting, the shareholders will be asked to authorize the preparation of the annual accounts and annual report in the English language and to adopt the Dutch Statutory Annual Accounts of the Company for the fiscal year ended December 31, 2002 (the "Annual Accounts"), as required under Dutch law and the Articles of Association.

     The Annual Accounts are prepared in accordance with Dutch law and International Accounting Standards ("IAS"). However, the Annual Accounts are substantially similar to the financial statements contained in our 2002 Annual Report to Shareholders (the "Annual Report") accompanying this Proxy Statement, which were prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Annual Accounts contain certain disclosures not required under U.S. GAAP. In addition, the Management Report required by Dutch law, substantially similar to the Management's Discussion and Analysis of Results of Operations and Financial Condition included in the Annual Report, also contains information included in our Annual Report on Form 10-K and other information required by Dutch law.

     The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the Annual Accounts.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE ANNUAL ACCOUNTS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 3

               DISCHARGE OF THE MEMBERS OF THE MANAGING BOARD AND
                      THE SUPERVISORY BOARD FROM LIABILITY

     Under Dutch law, the Annual Meeting may discharge the members of the Managing Board and the Supervisory Board from liability in respect of the exercise of their managing and supervisory duties during the financial year concerned. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

     It is proposed that the shareholders resolve to discharge the Managing Board and the Supervisory Board from liability in respect of the exercise of their managing and supervisory duties.

     The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Managing Board and the Supervisory Board.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE DISCHARGE OF THE MANAGING BOARD AND SUPERVISORY BOARD, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREIN.

                                     ITEM 4

                           DISTRIBUTION FROM PROFITS

     The Articles of Association provide that the general meeting of shareholders may, with certain restrictions, resolve to make distributions from profits. As permitted under the Articles of Association, interim dividends were paid in 2002 on March 29, June 28, September 30 and December 30 ("interim dividends").

     It is proposed that the shareholders resolve to make a distribution of 2002 profits in the amount of $0.24 per share, previously paid as interim dividends, and transfer the balance of the profits to retained earnings.

     The affirmative vote of a majority of the votes cast at the Annual Meeting is required to resolve on the distribution from profits.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE DISTRIBUTION FROM PROFITS EQUAL TO INTERIM DIVIDENDS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 5

                      DISTRIBUTION OF SHARES FROM PROFITS

     The Articles of Association provide that the general meeting of shareholders may, with certain restrictions, resolve to make distributions of shares from profits. As permitted under the Articles of Association, a stock split in the form of an interim stock dividend was paid on February 10, 2003 ("stock dividend").

     It is proposed that the shareholders ratify the stock dividend, which shares were paid up in euro, up to their aggregate nominal value, from our profits.

     The affirmative vote of a majority of the votes cast at the Annual Meeting is required to resolve on the distribution of shares from profits.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE DISTRIBUTION OF SHARES FROM PROFITS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 6

       EXTENSION OF AUTHORITY OF MANAGEMENT BOARD TO REPURCHASE UP TO 30%
               OF OUR ISSUED SHARE CAPITAL UNTIL NOVEMBER 8, 2004

     Under Dutch law and the Articles of Association, the Management Board may, with the prior approval of the Supervisory Board, and subject to certain Dutch statutory provisions, be authorized to repurchase issued shares on behalf of the Company in amounts, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on an annual rolling basis. At the 2002 Annual Meeting, the general meeting of shareholders authorized the Management Board to repurchase up to 30% of our issued share capital in open market purchases, through privately negotiated transactions, or by means of a self-tender offer or offers, at prices ranging up to 150% of the market price at the time of the transaction. As of March 15, 2003, we had repurchased no shares under this authority. Such authority expires on November 10, 2003.

     The Management Board believes that the Company would benefit by extending such authority of the Management Board to repurchase shares in our share capital. For example, to the extent the Management Board believes that our shares may be undervalued at the market levels at which it is then trading, repurchases of our own share capital may represent an attractive investment for the Company. Such shares, to the extent they are not canceled pursuant to the authority requested in Item 7 below, could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases (assuming such repurchased shares are subsequently canceled) will increase the proportionate interest of the remaining shareholders in our net worth and whatever further profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Management Board, with the prior approval of the Supervisory Board, in light of prevailing market conditions, our available resources and other factors that cannot now be predicted. The nominal value of the shares to be acquired by the Company, already held by the Company or held by a subsidiary, may never exceed 10% of the issued share capital.

     In order to provide us with sufficient flexibility, the Management Board proposes that the general meeting of shareholders grant extended authority for the repurchase of up to 30% of the current issued share capital (or over thirteen million shares) in the open market, through privately negotiated transactions, or by means of a self-tender offer or offers, at prices ranging up to 150% of the market price at the time of the transaction. Such authority would extend for eighteen months from the date of the Annual Meeting until November 8, 2004.

     The affirmative vote of a majority of the votes cast at the meeting is required to adopt the proposal to grant extended authority to the Management Board until November 8, 2004 to repurchase up to 30% of our issued share capital on behalf of the Company in the open market, through privately negotiated transactions, or by means of a self-tender offer or offers, at prices ranging up to 150% of the market price at the time of the transaction.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO GRANT EXTENDED AUTHORITY TO THE MANAGEMENT BOARD TO REPURCHASE SHARES OF OUR SHARE CAPITAL, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 7

 CANCELLATION OF SHARES TO BE ACQUIRED BY THE COMPANY IN ITS OWN SHARE CAPITAL

     Under Dutch law and the Articles of Association, the Company may hold no more than 10% of its issued share capital at any time. In order to allow implementation of proposed repurchases contemplated by the authorization requested in Item 6 above which would be in excess of 10% (and up to 30%) of the then issued share capital, we must dispose of or cancel shares which have been repurchased. The Management Board, with the prior approval of the Supervisory Board and subject to certain Dutch statutory conditions, is requesting a resolution on the prospective cancellation of shares so that the Management Board will have the ability to implement any proposed repurchases in excess of 10% (and up to 30%) of the current issued share capital in an efficient manner without the delay and expense of calling special shareholders meetings.

     Prospective cancellation of shares shall occur if and when the Company holds in excess of 9% of its then issued share capital, at which time we will cancel all or a portion of such shares, as determined by the Management Board. We propose to cancel such shares in two tranches, or such higher number of tranches as the Management Board shall determine, with no tranche to exceed 10% of the then issued share capital of the Company. The total number of shares to be prospectively canceled by us will not exceed 20% of the current issued share capital, or a total of approximately 8,400,000 shares.

     With regard to the requirements of Sections 2:99 and 2:100 Dutch Civil Code, the resolution to cancel shares prospectively held by the Company of its share capital will become effective after filing thereof with the Commercial Register and after expiry of a two-month period following publication of such filing in a daily newspaper distributed nationally in The Netherlands, provided no opposition is instituted by creditors against such resolution. If opposition is instituted, such resolution shall become effective as soon as possible, with due observance of the law. Upon effectiveness of such resolution, the capital decrease will be filed with the Commercial Register, our shareholder register will reflect the cancellation of registered shares, and bearer share certificates and registered share certificates, if any, will be destroyed. The above-mentioned filing with the Commercial Register will show which number of shares will have been canceled in the relevant tranche. For every cancellation tranche, a filing will be made.

     The affirmative vote of a majority of the votes cast, or the affirmative vote of 2/3 of the votes cast if less than 50% of the issued capital is represented at the meeting, is required to adopt the proposal to prospectively cancel shares to be acquired by the Company of its share capital.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO PROSPECTIVELY CANCEL SHARES TO BE ACQUIRED BY THE COMPANY OF ITS SHARE CAPITAL, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 8

              DETERMINE THE COMPENSATION OF SUPERVISORY DIRECTORS
                             WHO ARE NOT EMPLOYEES

     Under our Articles of Association, the shareholders determine the compensation of Supervisory Directors, including changes to their compensation. As approved by shareholders in 1997 and 2000, Supervisory Directors who are not employees receive an annual retainer of $22,000, a meeting attendance fee of $1,500 and an annual grant of options to purchase 4,000 shares. Committee chairmen receive an annual retainer of $3,000 and committee members receive a meeting attendance fee of $1,000. Supervisory Director fees are more fully described under the caption "Compensation of Directors".

     We propose to increase the remuneration of Supervisory Directors who are not employees so that each director will receive an annual retainer of $25,000,
a meeting attendance fee of $1,500 and an annual grant of          shares of
restricted stock to vest after one year. Committee chairmen will receive an annual retainer of $5,000 and committee members will receive a meeting attendance fee of $1,000.

     The affirmative vote of a majority of the votes cast is required to adopt the proposal to establish the compensation of Supervisory Directors who are not employees.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ESTABLISH COMPENSATION OF SUPERVISORY DIRECTORS WHO ARE NOT EMPLOYEES, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 9

                 EXTENSION OF AUTHORITY OF SUPERVISORY BOARD TO
                         ISSUE SHARES UNTIL MAY 8, 2008

     At the Annual Meeting, the shareholders will be asked to resolve on a further extension of the designation of the Supervisory Board to issue and/or grant rights on (including options to subscribe) shares for a five-year period from the date of the Annual Meeting until May 8, 2008. A designation may be effective for up to five years and may be renewed on an annual rolling basis. At the 2002 annual meeting, the shareholders designated the Supervisory Board for a five-year period to issue and/or grant rights on (including options to subscribe) shares. This five-year period will expire on May 10, 2007. (For a discussion of preemptive rights held by shareholders, see Item 10 below.)

     The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of 2/3 of the votes cast if less than 50% of the issued capital is represented at the meeting, is required to extend the authorization of the Supervisory Board to issue and/or to grant rights on (including options to subscribe) shares for a five-year period from the date of the Annual Meeting until May 8, 2008.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE DESIGNATION OF THE SUPERVISORY BOARD TO ISSUE AND/OR GRANT RIGHTS ON (INCLUDING OPTIONS TO SUBSCRIBE) SHARES UNTIL MAY 8, 2008, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                    ITEM 10

        EXTENSION OF AUTHORITY OF SUPERVISORY BOARD TO LIMIT OR EXCLUDE
                      PREEMPTIVE RIGHTS UNTIL MAY 8, 2008

     Under Dutch law and the Articles of Association, shareholders have a pro rata preemptive right of subscription, inter alia, to any shares issued for cash unless such right is limited or eliminated. Shareholders have no pro rata preemptive subscription right with respect to any shares issued for consideration other than cash or pursuant to certain employee stock plans. If designated for this purpose at the Annual Meeting, the Supervisory Board has the power to limit or eliminate such preemptive rights. A designation may be effective for up to five years and may be renewed on an annual rolling basis in combination with the designation discussed above under Item 9. At the 2002 Annual Meeting, the shareholders authorized the Supervisory Board for a five-year period to limit or exclude from time to time the preemptive rights of shareholders. This five-year period will expire on May 10, 2007.

     At the Annual Meeting, shareholders will be asked to resolve on a further extension of this designation for a five-year period from the date of the Annual Meeting until May 8, 2008.

     The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of 2/3 of the votes cast if less than 50% of the issued capital is represented at the meeting, is required to resolve on the designation of the Supervisory Board to limit or exclude the preemptive rights of shareholders for a five-year period from the date of the Annual Meeting until May 8, 2008.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE EXTENSION OF THE DESIGNATION OF THE SUPERVISORY BOARD TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS OF SHAREHOLDERS UNTIL MAY 8, 2008, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                    ITEM 11

               APPOINTMENT OF OUR INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Supervisory Board has appointed Deloitte & Touche as the Company's independent accountants for the year ending December 31, 2003, subject to ratification by the shareholders. Deloitte & Touche has acted as the Company's independent public accountants since 2002. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of Deloitte & Touche as our independent public accountants for the next year.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE'S APPOINTMENT AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2003, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                             SHAREHOLDER PROPOSALS

     Any proposal of a shareholder intended to be presented at the 2004 Annual Meeting of Shareholders must be received at our principal executive offices no later than December 10, 2003, if the proposal is to be considered for inclusion in our proxy statement relating to such meeting, without prejudice to shareholder rights to cause a general meeting of shareholders to be convened under article 34.2 of the Articles of Association.

                                          By Order of the Board of Supervisory
                                          Directors

                                          Gerald M. Glenn
                                          Chairman of the Board of Supervisory
                                          Directors

Amsterdam, The Netherlands
April   , 2003

--------------------------------------------------------------------------------

                       CHICAGO BRIDGE & IRON COMPANY N.V.
                            VOTING INSTRUCTION CARD
               (MUST BE PRESENTED AT THE MEETING OR RECEIVED BY MAIL PRIOR TO
                     THE CLOSE OF BUSINESS ON MAY 2, 2003)

The undersigned registered holder of Shares of New York Registry (each representing one Common Share of EUR 0.01 nominal amount of Chicago Bridge & Iron Company N.V.), hereby appoints The Bank of New York, as New York Transfer Agent and Registrar, through its agent, as the proxy of the undersigned to attend and address the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. to be held in Amsterdam, The Netherlands on May 8, 2003 and, in general, to exercise all rights the undersigned could exercise in respect of such Common Shares if personally present thereat upon all matters which may properly come before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the Common Shares of Chicago Bridge & Iron Company N.V. represented by Shares of New York Registry registered in the name of the undersigned on the books of the New York Transfer Agent and Registrar as of the close of business on April 1, 2003, at such Meeting in respect of the resolutions specified on the reverse side hereof.

NOTES: 1. Please direct your proxy how it is to vote by placing an X in the appropriate box opposite the resolutions specified on the reverse side hereof.

         2. If no instructions are given on this voting instruction card, then the shares will be voted for Messrs. Glenn, Kontny, Flury and Guill and FOR Items 2-11.

         3. This Voting Instruction Card is solicited by the Supervisory Board of the Company.

                                         CHICAGO BRIDGE & IRON COMPANY
                                         P.O. BOX 11436
                                         NEW YORK, N.Y. 10203-0436

To change your address, please mark this box.   [ ]

To include any comments, please mark this box.  [ ]

 PLEASE COMPLETE AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY
                         IN THE ACCOMPANYING ENVELOPE.

--------------------------------------------------------------------------------

The Supervisory Board recommends a vote for members first listed at each position and for Items 2-11.

1. To reappoint Gerald M. Glenn, Vincent L. Kontny, L. Richard Flury and Ben A. Guill as members of the Supervisory Board to serve until the Annual General Meeting of Shareholders in 2006, and until their successors shall have been duly appointed;

                First Position:     a) Gerald M. Glenn
                                       OR
                                    b) Timothy J.P. Moran

                Second Position:    c) Vincent L. Kontny
                                       OR
                                    d) Samuel C. Leventry

                Third Position:     e) L. Richard Flury
                                       OR
                                    f) David P. Bordages

                Fourth Position:    g) Ben A. Guill
                                       OR
                                    h) Thomas R. Denison

2. To authorize the preparation of the annual accounts and the annual report in the English language and to adopt the Dutch Statutory Annual Accounts of the Company for the fiscal year ended December 31, 2002;

3. To discharge the members of the Management Board and the Supervisory Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2002;

4. To approve the distribution from profits for the year ended December 31, 2002 in the amount of US$0.24 per share previously paid as interim dividends;

5. To approve the previously paid stock split in the form of a stock dividend distributed February 10, 2003;

6. To approve the extension of the authority of the Management Board to repurchase up to 30% of the issued share capital of the Company until November 8, 2004;

7.  To cancel shares to be acquired by the Company in its own share capital;

8. To determine the compensation of the Supervisory Directors who are not employees;

9. To approve the extension of the authority of the Supervisory Board to issue and/or grant rights on (including options to subscribe) shares of the Company until May 8, 2008

10. To approve the extension of the authority of the Supervisory Board to limit or exclude the preemptive rights of the shareholders of the Company until May 8, 2008; and

11. To approve the appointment of Deloitte & Touche as the Company's independent public accountants for the fiscal year ending December 31, 2003


                          -- DETACH PROXY CARD HERE --


[ ]  MARK, SIGN, DATE AND RETURN                   [X]
     THE PROXY CARD PROMPTLY              Votes must be indicated
     USING THE ENCLOSED ENVELOPE.         [X] in Black or Blue ink.

                                                        WITHHOLD
                                                        AUTHORITY
            FOR                             FOR            FOR
 1.
 a) Glenn   [ ]          OR  b) Moran       [ ]            [ ]


 c) Kontny  [ ]          OR  d) Leventry    [ ]            [ ]


 e) Flury   [ ]          OR  f) Bordages    [ ]            [ ]


 g) Guill   [ ]          OR  h) Denison     [ ]            [ ]


      FOR     AGAINST    ABSTAIN              FOR     AGAINST   ABSTAIN
  2.  [ ]       [ ]        [ ]           7.   [ ]       [ ]       [ ]

  3.  [ ]       [ ]        [ ]           8.   [ ]       [ ]       [ ]

  4.  [ ]       [ ]        [ ]           9.   [ ]       [ ]       [ ]

  5.  [ ]       [ ]        [ ]          10.   [ ]       [ ]       [ ]

  6.  [ ]       [ ]        [ ]          11.   [ ]       [ ]       [ ]

                                    --------------------------------------------
                                    |                 SCAN LINE                |
                                    --------------------------------------------

                                    The Voting Instruction must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instruction must be executed by a duly authorized Officer or Attorney.

     Date               Share Owner sign here              Co-Owner sign here
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